Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Management of

Chase Bank USA, National Association:

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that Chase Bank USA, National Association (the “Bank”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving credit card receivables, for which transactions the Bank acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on or after January 1, 2006, where the related asset-backed securities were outstanding, as listed in Appendix B of the Certification Regarding Compliance with Applicable Servicing Criteria (the “Platform”), as of and for the year ended December 31, 2018, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(x), 1122(d)(4)(xi) 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the activities performed by it with respect to the Platform. Chase Bank USA, National Association’s management is responsible for its assertion and for the Bank’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the applicable servicing criteria based on our examination.

As described in management’s assertion, for servicing criteria 1122(d)(4)(iv), the Bank has engaged a vendor to perform the activities required by this servicing criteria. The Bank has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act (“Interpretation 200.06”). As permitted by Interpretation 200.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Bank’s determination of its eligibility to use Interpretation 200.06.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the applicable servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report. We believe that our examination provides, and that evidence we obtained was sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

In our opinion, management’s assertion that Chase Bank USA, National Association complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2018 for asset-backed securities transactions involving credit card receivables, for which transactions the Bank acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on or after January 1, 2006, where the related asset-backed securities were outstanding, as listed in Appendix B of the Certification Regarding Compliance with Applicable Servicing Criteria is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 29, 2019

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us